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                                  EXHIBIT 10.30

                              SEPARATION AGREEMENT
                                GARY P. SILVERMAN











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                                                                   EXHIBIT 10.30
                              SEPARATION AGREEMENT


            AGREEMENT made as of the 31st day of January, 1997, by and between Belding Heminway Company, Inc., a corporation, having its principal office at 1430 Broadway, New York, New York 10018 (the "Company"), by itself and on behalf of all of its subsidiaries and affiliates ("Company Affiliates") and Gary P. Silverman, ("Employee"), an individual residing at 336 Ridgewood Avenue, Glen Ridge, New Jersey 07028.


                               W I T N E S E T H :


            WHEREAS, Employee has been employed by the Company as Vice President/Human Resources pursuant to a letter agreement dated October 22, 1993 as supplemented by a letter agreement dated October 28, 1993 (the "Letter Agreements").

          WHEREAS, the Company and Employee have agreed upon the terms of Employee's separation from employment as hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, it is hereby agreed by and between the Company and Employee as follows:


            1. Amicable Agreement. Employee and the Company agree that the current relationship between Employee and the Company should be amicably terminated and that the terms and conditions of the separation which are specified in this agreement are fair and equitable, that the Company has appreciated and appreciates the skill, ability, dedication and integrity of Employee, that Employee has appreciated and appreciates the skill, ability, dedication and integrity of the Company as a whole and of his subordinates, superiors and peers within the Company, and that the decision to change Employee's employment relationship is without rancor on either side. Employee shall not make any derogatory comment concerning the Company or Company Affiliates or any of their current or former officers, directors or employees, which results, or is reasonably expected to result, in any material adverse effect on the business or reputation of any such entity or person. The Company and Affiliates shall not make any derogatory comment concerning Employee which results, or is reasonably expected to result, in any material adverse effect on the business or reputation of Employee.

            2. Resignation. Employee resigns as Vice President/ Human Resources of the Company, as a trustee of any and all

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employee benefit plans of the Company and all Company Affiliates, and as an officer and director of any and all Company Affiliates, effective as of the close of business on January 31, 1997 (the "Resignation Date"). Employee shall, however, continue to serve as an employee of the Company until the close of business on July 31,1997, at an annual compensation rate of one hundred thirty thousand dollars ($130,000) per year. Employee shall perform such reasonable duties as may be assigned to him from time to time by the Board of Directors of the Company, provided, that if, on or after February 1, 1997, Employee takes any action which the Board of Directors of the Company determines to be injurious to the best interests of the Company, such employment and compensation shall immediately cease. During the period from February 1, 1997 through July 31, 1997, Employee may, but shall not be obligated to, seek other employment. If Employee obtains other employment or undertakes other commitments, the Company shall not assign Employee any duties hereunder which interfere with Employee's duties with respect to such employment or such commitments, but his employment by the Company shall nevertheless continue as provided herein.

            3.    Company Payments and other Obligations.

            (a) Except as provided herein, the Company shall have no obligation to make any further payment to Employee (including without limitation salary, vacation pay, severance pay, executive incentive plan bonuses or any other bonuses, performance incentive award plan payments, stock option awards, pension contributions or payments) and shall have no obligation to provide Employee with any fringe benefits (including without limitation life insurance, dental insurance, health and medical insurance, and disability protection), an office or other amenities. The Company does, however, specifically agree that it will provide Employee with the benefits described in Paragraph c) of the Letter Agreement dated October 28, 1993 until Employee's termination of employment as an employee of the Company. In addition, (i) the Company will make available to Employee, at the Company's expense, the Key Executive Outplacement Program offered by Right Associates, (ii) in the sole discretion of the Compensation Committee of the Board of Directors of the Company, Employee may be paid all or a portion of his pro-rata share, if any, of any bonus earned through the Resignation Date, and (iii) the shares of restricted stock of the Company which Employee purchased under the two stock purchase agreements dated December 17, 1993 and March 21, 1994 (the "Stock Purchase Agreements") shall continue to vest at the dates set forth in the Stock Purchase Agreements, and the other provisions of the Stock Purchase Agreements shall continue to apply in accordance with their terms; provided, that if, on or after February 1, 1997, Employee takes any action which the Board of Directors of the Company determines to be injurious to the best interests of the Company, no further shares of restricted stock shall thereafter vest under the Stock Purchase Agreements but only



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if such determination is made by the Board of Directors prior to a Change of
Control (as defined in the Stock Purchase Agreements. The Company shall continue to make available to Employee the desk top computer he is presently using, less any proprietary Company information or software. The Company shall continue to make available to Employee his voicemail upon such terms and conditions as the Company may from time to time impose, for such period of time as the Company shall, in its discretion, determine. Employee may continue to use the Company automobile he has in his possession on the same terms and conditions in effect on the Resignation Date for thirty (30) days from the date hereof (or until his earlier termination of employment as an employee of the Company), and thereafter at his own expense, until the earlier of the expiration of the current lease for such automobile, or Employee's termination of employment as an employee of the Company. Employee shall be entitled to a cash payment equal to the equivalent amount of the number of accrued vacation days he has earned as of the Resignation Date, to the extent not duplicative of the benefits described in Paragraph c) of the Letter Agreement dated October 28, 1993.

                (b) Except as otherwise specified herein, this Separation Agreement supersedes the Letter Agreements.

                (c) Notwithstanding anything to the contrary contained in this Separation Agreement, if Employee dies prior to August 1, 1997, any compensation which Employee was entitled to receive as an employee of the Company at the time of his death, shall continue to be paid to his designated beneficiary (or to his estate if no beneficiary has been designated who survives Employee) until August 1, 1997.

            4.    Releases.

                  (a) Employee agrees that, except as provided herein, he hereby waives any right to employment, reinstatement or reemployment with the Company or any Company Affiliate and specifically agrees that he will not apply for same.

                  (b) Employee acknowledges and agrees that he is fully aware that there are various federal, state and municipal laws which prohibit employment discrimination based on, including without limitation, the following: race, age, sex, marital status, sexual orientation, citizenship, religion, creed, national origin, military or national guard service, mental, psychological record or prior convictions, or entitlement to pension or employee benefits including retirement, pension and severance.

                  (c) Employee also acknowledges and agrees that he fully understands and is aware that there are federal, state and municipal agencies which enforce and administer these laws and ensure their enforcement.

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            (d) In consideration of the payments and other undertakings of the
Company and the undertakings of Employee, described in this Separation Agreement, and other good and sufficient consideration provided by the parties, the receipt of which is hereby acknowledged, Employee hereby, for himself, his heirs, legal representatives, successors and assigns, releases and discharges the Company and the Company Affiliates and its and their respective officers, directors, employees, successors and assigns, and the Company and Company Affiliates hereby, for themselves, their respective successors and assigns, release and discharge Employee, his heirs, legal representatives, successors and assigns, from all actions, causes of action, suits, debts, accounts, sums of money, damages, judgments, claims and demands whatsoever, in law or in equity, known or unknown, which either hereafter can, shall or may have against the other for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement, including without limitation all claims arising out of or by reason of the termination of Employee's employment, except only those arising out of the performance by the Company and Company Affiliates and Employee of their respective covenants and agreements contained in this Separation Agreement and Employee's rights under all retirement, profit sharing, stock option or similar benefit plans sponsored by the Company (to the extent that such rights survive the termination of Employee's employment). Further, the Company and the Company Affiliates do not hereby release Employee from any liability which they or any of them may incur arising from or related to any act or omission on the part of Employee in his capacity as a plan administrator or trustee of any retirement plan or trust maintained by the Company or any Company Affiliate which constitutes gross negligence, fraud or willful misconduct.

            (e) Except as otherwise stated, the releases in the foregoing
Section 4 (d) include but are not limited to releases of any rights the releasing parties may have for breach of contract (whether express, implied or oral), tort, wrongful termination, defamation, infliction of emotional distress, slander, promissory estoppel, prima facie tort, breach of the covenant of fair dealing, fraud, violation of public policy, claims for physical or emotional injury, any and all claims based on any federal, state or local laws including, without limitation, the Age Discrimination in Employment Act (29 U.S.C. '621, et seq.), the Employee Retirement Income Security Act of 1974, the Civil Rights Acts, the fair employment laws of the State of New York, and the United States and New York Constitutions or common laws.

            (f) Employee acknowledges (i) that he has been given the opportunity to consult with his attorney regarding this agreement, (ii) that he fully understands this agreement and the



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effect of his signing it, (iii) that he has been given up to twenty-one (21)
days to consider this agreement and (iv) that he may revoke this agreement within seven (7) days following the date that he signs it and that this agreement will not become effective or enforceable until after seven (7) days have expired.

            5. Confidential Information; Company Property; Nonsolicitation; Company Interests. By and in consideration of the benefits to be provided by the Company hereunder, including the severance arrangements set forth herein, Employee agrees that:

            (a) Employee shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any Company Affiliate, and their respective businesses, (i) obtained by Employee during his employment by the Company or any Company Affiliates and (ii) not otherwise public knowledge (other than by reason of an unauthorized act by Employee). After termination of Employee's employment with the Company hereunder, Employee shall not, without the prior written consent of the Company, unless compelled pursuant to an order of a court or other governmental body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

            (b) Except as expressly provided herein, promptly following Employee's termination of employment, Employee shall return to the Company all property of the Company and all copies thereof in Employee's possession or under his control, except that (i) Employee may retain his personal notes, diaries, Rolodexes, calendars and correspondence, and (ii) within 30 days following the Resignation Date, Employee shall return to the Company in good working order the Company's laptop computer he currently has in his possession.

            (c) During the period commencing on the date hereof through July 31, 1997, Employee will not solicit or otherwise induce any employee of the Company or any Company Affiliate to leave the employ of the Company or such Company Affiliate or to become associated, whether as an employee, officer, partner, director, consultant or otherwise, with any business organization.

            (d) If Employee fails to comply with any of his undertakings hereunder, no further payments or benefits shall be provided to or in respect of Employee by the Company pursuant to this Separation Agreement or otherwise, and his employment may, at the discretion of the Board of Directors of the Company, be terminated.

            6. Entire Agreement. This Separation Agreement contains the entire understanding of the parties hereto relating



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to the subject matter hereof and cannot be changed or altered orally.

            7. Governing Law. This Separation Agreement has been entered into in the State of New York, and the validity, interpretation and legal effect of this Separation Agreement shall be governed by the laws of the State of New York. Furthermore, any claim, dispute or disagreement which may arise must be resolved within the State of New York and in accordance with the substantive laws of the State of New York governing contracts entered into and performed within the State.

            8. Severability. The invalidity or unenforceability of any provisions of this Separation Agreement in any circumstance shall not affect the validity or enforceability of any other provision of this Separation Agreement, and except to the extent such provision is invalid or unenforceable, this Separation Agreement shall remain in full force and effect. Any provision in this Separation Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent that such provision is prohibited or unenforceable, without invalidating or affecting the remaining provisions hereof in such jurisdiction, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            9. Notices. Any notice required or permitted to be given under this Separation Agreement shall be sufficient if in writing and if sent by registered mail, to his then residence in the case of Employee or to its then principal office in the case of the Company, and shall be deemed given when deposited in the United States mails, postage prepaid.

            10. Binding Effect. This Separation Agreement and all provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.



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            Before witnesses, the parties hereto have executed this Separation
Agreement on this 5 day of February, 1997, but as of the date written at its head.


                                    BELDING HEMINWAY COMPANY, INC.


ILLEGIBLE SIGNATURE             By: ILLEGIBLE SIGNATURE
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Witness                             Edward F. Cooke



ILLEGIBLE SIGNATURE                 /s/ Gary P. Silverman
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Witness                             Gary P. Silverman


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